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EXHIBIT 10.19 - PROMISSORY NOTE DATED SEPTEMBER 1, 2001 MADE BY THE
REGISTRANT IN FAVOR OF BLACK DOG RANCH, LLC

                             PROMISSORY NOTE

$142,546.02                                     September 30, 2001

For value received, $142,546.02, CONECTISYS CORPORATION ("MAKER") hereby promises to pay to the order of Black Dog Ranch, LLC., ("LENDER") on demand, at 12215 Everglade Street, Los Angeles, California 90066 or other place as may be designated in writing by the holder of this Promissory Note (the "Note") the principal sum of One Hundred Forty-Two Thousand Eight Hundred forty-six Dollars and 02/100 ($142,873.02) (the "PRINCIPAL"), which unpaid Principal Sum shall bear interest at the rate of eighteen percent (18%) per annum. LENDER may from time to time during the duration of this Note make further advances to MAKER up to an aggregate amount of $500,000.00. Said Advances shall be added to the then current outstanding balance and together shall comprise the total amount then due and owing under the same terms and conditions of this Note. The unpaid Principal Sum shall be due and payable on September 1, 2002.

The MAKER hereof waives presentment for payment, protest, notice of nonpayment and of protest, and agrees to any extension of time of payment and partial payments before, or at maturity, and if this Note or interest thereon is not paid when due, or suit is brought, agrees to pay all reasonable cost of collection, including attorney fees.

MAKER acknowledges that this Note evidences a business loan, and not a consumer loan, not a consumer related loan defined in the Uniform Consumer Credit. The laws of the State of California shall govern the form and essential validity of this Note. Time is of the essence with respect to the MAKER'S obligations and agreements under this Note.

IN WITNESS WHEREOF, this instrument is executed as of the date herein above set forth.

CONECTISYS CORPORATION

By:/s/ Robert A. Spigno
   Robert A. Spigno
   CEO